As Filed with the Securities and Exchange Commission on February 21, 2007

Registration No.      -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under The Securities Act of 1933

1ST PACIFIC BANCORP

(Exact name of Registrant as specified in charter)

California	20-5738252
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification Number)

4275 EXECUTIVE SQUARE, SUITE 650	A. VINCENT SICILIANO, PRESIDENT &
LA JOLLA, CALIFORNIA 92037	CEO
(858) 875-2000	4275 EXECUTIVE SQUARE, SUITE 650
(Address and telephone number of registrant’s	LA JOLLA, CALIFORNIA 92037
principal executive offices and principal place	(858) 875-2000
of business)	(Name, address and telephone number
of agent for service)

SECOND AMENDED AND RESTATED 2000 STOCK OPTION PLAN
OF 1ST PACIFIC BANK OF CALIFORNIA
(Full Title of the Plan)

With Copies to:
Kurt L. Kicklighter, Esq.
Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, #2600
San Diego, California 92101
(619) 236-1414

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with Dividend or Interest Reinvestment Plans, check the following line:   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock (1)	1,037,142	$16.00	$16,594,272	$509

(1)

The securities registered hereunder are shares of the registrant’s common stock, no par value, subject to issuance upon the exercise of stock options granted under the registrant’s Second Amended and Restated 2000 Stock Option Plan of 1st Pacific Bank of California (the “Plan”), and include additional shares of common stock which shall be issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated for purpose of calculating the registration fee.
(3)

The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the closing price on February 16, 2007, per share of the Registrant’s Common Stock as quoted on the OTC Bulletin Board.

INTRODUCTION

This Registration Statement on Form S-8 is filed by 1st Pacific Bancorp (the “Company”) relating to 1,037,142 shares of the Company’s common stock, no par value per share (the “Common Stock”), issuable to employees and directors of the Company under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

I.              Item Plan Information.*

II.            Item Registrant Information and Employee Plan Annual Information.*

*              Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement of 1st Pacific Bancorp (“Company”), and in the related Section 10(a) prospectus:

(a)                   1st Pacific Bank of California’s (the “Bank”) annual report to shareholders for 2005 for the fiscal years ended December 31, 2005 and 2004 included as Exhibit 13 to the Form S-4 filed with the United States Securities and Exchange Commission (“SEC”) on November 9, 2006;

(b)                   The Bank’s annual reports on Forms 10-K for the fiscal years ended December 31, 2005 and 2004 and quarterly reports on Forms 10-Q for the quarters ended September 30, 2006, June 30, 2006, and March 31, 2006 filed with the Board of Governors of the Federal Reserve System;

(c)                   The Company’s current reports on Form 8-K filed on January 31, 2007 with the SEC and any other current reports on Form 8-K filed with the Board of Governors of the Federal Reserve System;

(d)                   All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since November 9, 2006;

(e)                   Description of Securities: See information under the headings “Comparison of 1st Pacific Bank of California’s and 1st Pacific Bancorp’s Stock: Analysis of Corporate Structures;” “Authorized and Outstanding Stock;” “Dividend Rights;” “Liquidation Rights;” and “Preemptive Rights” on pages 9 through 11 of the Registrant’s Registration Statement No. 333-138588 on Form S-4EF filed with the Commission on November 9, 2006.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold and which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Officers and Directors.

1st Pacific Bancorp’s Articles of Incorporation and Bylaws provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law.  The indemnification law of the State of California generally allows indemnification, in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter had no reasonable cause to believe the conduct of such person was unlawful.  California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: amounts paid in settling or otherwise disposing of a pending action without court approval; expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; or matters which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified.

The Bylaws provide that 1st Pacific Bancorp will indemnify its directors, officers and employees and that such right to indemnification shall be a contract right.  The Bylaws also provide that 1st Pacific Bancorp may purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not 1st Pacific Bancorp would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of the Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling 1st Pacific Bancorp pursuant to the foregoing, 1st Pacific Bancorp has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index commencing at page EX-1 hereof.

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.                  to include any prospectus required by Section 10(a)(3) of the Act;

ii.                 to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in is Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.                 to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in La Jolla, California, on the date below.

DATED: February 20, 2007

1ST PACIFIC BANCORP

	By:	/s/ A. Vincent Siciliano
A. Vincent Siciliano, President and CEO

Each person whose signature appears below constitutes and appoints James H. Burgess, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ James H. Burgess	EVP and CFO	2/20/07
James H. Burgess

/s/ Robert P. Cange	Director	2/20/07
Robert P. Cange

/s/ Albert Colucci	Director	2/20/07
Albert Colucci

/s/ Veronica Z. Froman	Director	2/20/07
Veronica Z. Froman

/s/ Susan Lew	Director	2/20/07
Susan Lew

/s/ James G. Knight, M.D.	Chairman	2/20/07
James G. Knight, M.D.

/s/ Albert Logan	Director	2/20/07
Albert Logan

/s/ A. Vincent Siciliano	President, CEO and Director	2/20/07
A. Vincent Siciliano

EXHIBIT INDEX

4.1	Second Amended and Restated 2000 Stock Option Plan of 1st Pacific Bank of California

5.1	Opinion of Luce, Forward, Hamilton & Scripps LLP, Attorneys at Law

23.1	Consent of Vavrinek, Trine, Day & Co., LLP

23.2	Consent of Luce, Forward, Hamilton & Scripps LLP (contained in Exhibit 5.1 hereto)

24	Power of Attorney (included in the signature page hereto).